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                                                                    EXHIBIT 99.1

December 21, 1999 (For Immediate Release)

Contact:
Ira B. Morgenstern
The Holmes Group, Inc.
Senior Vice President - Finance
508/634-8050

                       THE HOLMES GROUP ANNOUNCES SALE OF
                    INDUSTRIAL AND BUILDING SUPPLY DIVISIONS

Milford, Massachusetts - December 21, 1999 - The Holmes Group, Inc. ("Holmes") announced today that, in a strategic divestiture, it has sold the assets of its industrial and building supply products businesses to Marley Electric Heating of Bennettsville, South Carolina, a division of United Dominion Industries, Inc.

     Holmes acquired the industrial and building supply businesses, which accounted for net sales of approximately $25.0 million during the twelve months ended October 31, 1999, as part of its acquisition of The Rival Company ("Rival") in February, 1999. The industrial products division is a line of fans, drum blowers and heaters sold through industrial distribution channels. The building supply division includes household ventilation systems, ceiling fans and door chimes sold through wholesalers and distributors. Holmes retains its full range lines of fans, heaters and other products sold through the retail distribution channels. The divestiture is part of Holmes' strategy for integrating the Rival acquisition by focusing on Holmes' and Rival's core home environment, kitchen and personal care products sold through retail distribution channels.

     Holmes is a leading developer, manufacturer and marketer of quality branded home comfort products, including fans, heaters, humidifiers and air purifiers. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products. Its Rival subsidiary is a leading developer, manufacturer and marketer of small kitchen and personal care appliances such as Crock-Pot(R) slow cookers, can openers, toasters, massagers and showerheads.

     Some of the statements in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking information is inherently subject to risks and uncertainties, which include, but are not limited to, the degree of Holmes' leverage, the effective integration of Rival into Holmes, and overall economic and industry conditions, as well as the other risks described from time to time in reports filed by Holmes with the Securities and Exchange Commission, including its most recent filings on Form S-4. Should any such risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results or outcomes may vary materially from those anticipated.

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